EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Annual Report on Form 10-K of our firm’s audit report dated 13 October 2009 relating to the financial statements of Smart Kids Group, Inc., for the years ended June 30, 2009 and 2008 and for the years then ended and for the period February 11, 2003 (date of inception) through June 30, 2009.

/s/ Conner & Associates, PC
Conner & Associates, PC
Newtown, Pennsylvania
13 October 2009